SCHEDULE 14A

                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN A PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other that the Registrant /   /

Check the appropriate box:
/   / Preliminary Proxy Statement
/   / Confidential for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
/X/ Definitive Proxy Statement
/   / Definitive Additional Materials
/   / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             MERISEL, INC.
     ----------------------------------------------------------
          (Name of Registrant as Specified in Its Charter)

                                  N/A
     ----------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box): N/A

/ / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
Item 22(a)(2) of Schedule 14A / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3). / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
         (1) Title of each class of securities to which transaction applies:
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         (2) Aggregate number of securities to which transaction applies:
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         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
-------------------------------------------------------------------------------
         (4) Proposed maximum aggregate value of transaction:
-------------------------------------------------------------------------------
         (5) Total fee paid:
-------------------------------------------------------------------------------
/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

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(2) Form, Schedule or Registration No.:

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(3) Filing Party:

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(4) Date Filed:

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




                                  MERISEL, INC.



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD DECEMBER 20, 2001


TO THE STOCKHOLDERS OF MERISEL, INC.:


         The Annual Meeting of Stockholders (the "Annual Meeting") of Merisel, Inc., a Delaware corporation (the "Company"), will be held on Thursday, December 20, 2001 at 10:00 a.m., Los Angeles time, at the Company's headquarters located at 200 Continental Boulevard, El Segundo, California, for the following purposes as described in the accompanying Proxy Statement:


         1. To elect two Class I directors to the Board of Directors to serve until the third succeeding annual meeting of stockholders.

         2. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.


         The Board of Directors has fixed November 21, 2001 as the record date for determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof, and only record holders of Common Stock at the close of business on that day will be entitled to vote. A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 is enclosed with this Notice of Annual Meeting but is not to be considered part of the proxy soliciting material.


         All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, to ensure your representation at the Annual Meeting, please mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if he or she previously returned a proxy.


                                    By Order of the Board of Directors




                                    Karen A. Tallman
                                    Secretary


El Segundo, California
November 27, 2001

                                  MERISEL, INC.
                            200 Continental Boulevard
                          El Segundo, California 90245


                                 PROXY STATEMENT


                               GENERAL INFORMATION

         This Proxy Statement is being sent on or about November 30, 2001 in connection with the solicitation of proxies by the Board of Directors of Merisel, Inc., a Delaware corporation (the "Company" or "Merisel"). The proxies will be voted at the Company's Annual Meeting of Stockholders (the "Annual Meeting"), which will be held on December 20, 2001, at 10:00 a.m., Los Angeles time, at the Company's headquarters located at 200 Continental Boulevard, El Segundo, California, or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The record date for the Annual Meeting is the close of business on November 21, 2001 (the "Record Date"), and all holders of record of Merisel's common stock, par value $0.01 per share (the "Common Stock"), on the Record Date are entitled to notice of the Annual Meeting and to vote at the Annual Meeting, or at any adjournment thereof. The Company's principal executive offices are located at 200 Continental Boulevard, El Segundo, California 90245, and its telephone number is
(310) 615-3080.

         A proxy form for use at the Annual Meeting is enclosed. Whether or not you plan to attend the Annual Meeting in person, please date, sign and return the enclosed proxy as promptly as possible in the postage prepaid envelope provided in order to ensure that your shares will be voted at the Annual Meeting. Any stockholder who returns a proxy has the power to revoke it at any time prior to its effective use by filing an instrument revoking it or a duly executed proxy bearing a later date with the Secretary of the Company or by attending the Annual Meeting and voting in person. Unless contrary instructions are given, any such proxy, if not revoked, will be voted at the Annual Meeting for the Director nominees named herein and with regard to all other matters in the discretion of the persons named in the accompanying form of proxy.

         The only voting securities of the Company are the outstanding shares of Common Stock. At the Record Date, 7,870,945 shares of Common Stock were outstanding and there were 915 stockholders of record. The holders of record of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. As to all matters, each holder of Common Stock is entitled to one vote for each share of Common Stock held. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. The director nominees who receive the greatest number of votes at the Annual Meeting will be elected to the Board of Directors of the Company. Stockholders are not entitled to cumulate votes. Votes against a candidate and votes withheld have no legal effect with respect to the election of directors. In matters other than the election of directors, abstentions are counted as votes against in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

         The cost of preparing, assembling, printing and mailing this Proxy Statement and the accompanying form of proxy, and the cost of soliciting proxies relating to the Annual Meeting, will be borne by Merisel. The Company may request banks and brokers to solicit their customers who beneficially own Common Stock listed of record in names of nominees, and will reimburse such banks and brokers for their reasonable out-of-pocket expenses of such solicitation. The original solicitation of proxies by mail may be supplemented by telephone, telegram and personal solicitation by officers, directors and regular employees of the Company, but no additional compensation will be paid to such individuals.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

         The Board of Directors presently consists of six members divided into three classes serving staggered terms, with one class of directors elected annually. Each of Class consists of two directors. At the Annual Meeting, the term of the two present directors constituting Class I will expire. The term of the directors in Class II extends through the next succeeding annual meeting of stockholders, and the term of directors in Class III extends through the second succeeding annual meeting of stockholders. The table below indicates the names of the directors in each class.

  Class I                       Class II                       Class III
  -------                       --------                       ---------
 Albert J. Fitzgibbons III     Bradley J. Hoecker            Timothy N. Jenson
 Lawrence J. Schoenberg        Dr. Arnold Miller             David G. Sadler

         The Board of Directors has nominated the two incumbent Class I directors named above for election as Class I directors at the Annual Meeting. Each nominee has consented to being named in this Proxy Statement as a nominee for election as director and has agreed to serve as a director if elected. Each director elected at the Annual Meeting will be elected for a term that will expire at the third succeeding Annual Meeting of Stockholders. Mr. Sadler has advised the Board of Directors that he intends to resign at the time of the Annual Meeting. The Board of Directors may either decrease the size of the Board to five or appoint an individual to fill the vacancy.

         If, by reason of death or other unexpected occurrence, any one or more of such nominees should for any reason become unavailable for election (although management knows of no reason to anticipate that this will occur), the persons named in the accompanying form of proxy may vote for the election of such substitute nominees as the Board of Directors may propose. The accompanying form of proxy contains a discretionary grant of authority with respect to this matter.

Information Regarding Nominees and the Board of Directors

         The nominees for election as Class I directors and all current Class II and III directors are listed below, together with their ages and all Company positions and offices held by them.

              Name                         Age          Position
              ----                         ---          --------
Albert J. Fitzgibbons III.......           56           Director
Bradley J. Hoecker..............           39           Director
Timothy N. Jenson...............           42           Director, Chief Executive Officer, President, Chief
                                                        Financial Officer and Assistant Secretary
Dr. Arnold Miller...............           73           Director
David G. Sadler.................           62           Director
Lawrence J. Schoenberg..........           69           Director


         The business experience, principal occupations and employment during at least the last five years of each of the nominees for election as Class I directors and each of the Class II and III directors, together with their periods of service as directors and officers of the Company, as applicable, are set forth below.

         Albert J. Fitzgibbons III. Mr. Fitzgibbons has been a member of the Board of Directors since December 1997. Mr. Fitzgibbons is a Partner and a Director of Stonington Partners, Inc. ("Stonington"), a position that he has held since 1993, and a Partner and a Director of Stonington Partners, Inc., II ("Stonington II"). He served as a Director of Merrill Lynch Capital Partners, Inc. ("MLCP") from 1988 to May 2001, a private investment firm associated with

Merrill Lynch & Co. ("ML&C"), since 1988 and a Consultant to MLCP from 1994 to December 2000. He was a Partner of MLCP from 1993 to 1994 and Executive Vice President of MLCP from 1988 to 1993. Mr. Fitzgibbons was also a Managing Director of the Investment Banking Division of ML&C from 1978 to July 1994.

         Bradley J. Hoecker. Mr. Hoecker has been a member of the Board of Directors since December 1997. Mr. Hoecker is a Partner and Director of Stonington and a Partner and Director of Stonington II. Prior to being named partner in 1997, Mr. Hoecker was a Principal of Stonington since 1993. He was a Consultant to MLCP from 1994 to December 2000 and was an Associate in the Investment Banking Division of MLCP from 1989 to 1993.

         Timothy N. Jenson. Mr. Jenson joined the Company in 1993 as Vice President and Treasurer and was elected Senior Vice President - Finance in 1998. Mr. Jenson became Chief Financial Officer in August 1998 and was elected Executive Vice President in January 2000. Mr. Jenson was appointed Chief Executive Officer and President and became a member of the Board of Directors in April 2001. From 1989 to 1993, Mr. Jenson served as Vice President at Citicorp North America, Inc. where he provided financial services, banking products and advisory services to multinational corporations, including the Company. Previously, Mr. Jenson served as Vice President of Corporate Banking at Bank of America for five years.

         Dr. Arnold Miller. Dr. Miller was elected to the Board of Directors in August 1989. Since its formation in 1987, he has been President of Technology Strategy Group, a consulting firm organized to assist businesses and government in the fields of corporate strategy development, international technology transfer and joint ventures, as well as business operations support. Prior to forming Technology Strategy Group, Dr. Miller was employed at Xerox Corporation, a computer products and information services company, for 14 years, where his most recent position was Corporate Vice President with responsibility for worldwide electronics operations.

         David G. Sadler. Mr. Sadler was elected to the Board of Directors in August 2000 and served as Chief Executive Officer, Chief Operating Officer and President of the Company from August 2000 through March 2001. From 1995 to January 2000 Mr. Sadler served as Chairman and Chief Executive Officer of Rowe International Holdings, Inc., a manufacturing company and from 1989 to 1995 Mr. Sadler served as President of Asset Management International.

         Lawrence J.  Schoenberg.  Mr.  Schoenberg  was elected to the Board of
Directors  following  the  acquisition  by the  Company  of  Microamerica,  Inc.
("Microamerica") in April 1990. Mr. Schoenberg had previously served as a director of Microamerica from 1983 to April 1990. From 1967 through 1990, Mr. Schoenberg served as Chairman of the Board and Chief Executive Officer of AGS Computers, Inc. ("AGS"), a computer software company. From January to December 1991, Mr. Schoenberg served as Chairman and as a member of the executive committee of the Board of Directors of AGS. Mr. Schoenberg retired from AGS in 1992. He is also a director of Sungard Data Services, Inc., Government Technology Services, Inc. and Cellular Technology Services, Inc.

Committees and Meetings of the Board of Directors

         The Company's Board of Directors met twenty times during 2000. Each incumbent director attended at least 75% of the aggregate of (i) the total number of meetings held by the Board of Directors and (ii) the total number of meetings held by all Committees of the Board of Directors on which he served that occurred during the portion of 2000 that such individual served as a director.

         The Board of Directors maintains a Compensation Committee, which is currently comprised of Messrs. Fitzgibbons and Schoenberg and Dr. Miller. The Compensation Committee met four times in 2000. The Compensation Committee's primary purposes are to establish policies relating to the compensation of the Company's executive officers and other key employees, administer the Company's compensation plans, including employee stock options plans, and consider and make recommendations to the Board of Directors concerning other compensation matters. The Compensation Committee is authorized to make recommendations to the Board of Directors concerning the compensation of the Company's Chief Executive Officer, to determine the compensation of the Company's President, Chief Operating Officer, Chief Financial Officer and other executive officers, to approve on an annual basis the Company's management bonus plan and to make grants of stock options and other stock related incentive compensation awards.

         The Board of Directors maintains a Nominating Committee, which is currently comprised of Messrs. Schoenberg, Fitzgibbons and Hoecker. The purposes of the Nominating Committee are to recommend persons for membership on the Board and to establish criteria and procedures for the selection of new directors. There are no procedures established to accept nominees recommended by the Company's stockholders. The Nominating Committee did not meet during 2000.

         The Board of Directors maintains an Audit Committee, which is currently comprised of Dr. Miller and Messrs. Hoecker and Schoenberg. The Audit Committee met seven times in 2000. The duties of the Audit Committee include, among other things, reviewing the Company's annual and quarterly financial statements and the results of each audit and quarterly review by the Company's independent accountants, consulting and meeting with the Company's independent accountants, auditors and Chief Financial Officer and other finance and accounting personnel concerning various matters, including the adequacy of internal controls, reviewing potential conflict of interest situations, where appropriate, and reporting and making recommendations to the full Board of Directors regarding such matters. The Board of Directors has adopted an audit commitee charter which is attached to this proxy statement as Appendix A. The Company's securities are quoted on NASDAQ and, with the exception of Mr. Hoecker, the members of the Audit Committee meet the requirement of independence as defined under Rule 4200(a)(15) of the NASD's listing standards. The Board of Directors has determined that it is in the best interests of the Company and its stockholders that Mr. Hoecker be a member of the Audit Committee based on Mr. Hoecker's experience and knowledge of financial matters. Mr. Hoecker is a partner and director of certain affiliates of Phoenix Acquisition Company II, L.L.C., the majority stockholder of the Company.

         Merisel, Inc. 2000 Audit Committee Report

         The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management of the Company and Deloitte & Touche LLP ("D&T"), the Company's independent auditing firm, the audited consolidated financial statements of the Company for the year ended December 31, 2000. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. In addition, the Audit Committee has discussed with D&T the matters required by Statements on Auditing Standards No. 61 (Communication with Audit Committees) and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the consolidated financial statements.

         The Audit Committee has also received and reviewed the written disclosures and the letter from D&T required by Independence Standards Board Standard No. 1 and the Audit Committee has discussed with D&T its independence from the Company.

         Based on the foregoing review and discussions and a review of the report of D&T with respect to the financials statements, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

                         Dr. Arnold Miller (chairman)
                         Bradley J. Hoecker
                         Lawrence J. Schoenberg

Director Compensation

         Each nonemployee director is entitled to receive an annual retainer fee of $24,000, $1,000 for each Board of Directors meeting attended ($500 for meetings held telephonically), $1,000 quarterly for acting as the chairman of a committee of the Board of Directors, and $500 for each committee meeting attended plus reimbursement for travel expenses incurred in attending Board of Directors and committee meetings. Messrs. Fitzgibbons and Hoecker have waived their rights to receive any compensation for services as directors other than reimbursement of travel expenses. During 2000, Dr. Miller also received $34,000 in fees for consulting services.

         The Company's 1992 Stock Option Plan for Nonemployee Directors (the "Nonemployee Director Plan") provides for annual grants of nonqualified stock options to purchase 1,000 shares of Common Stock to each member of the Company's Board of Directors who is not otherwise an employee or officer of the Company or any subsidiary of the Company. No stock options were granted under the Nonemployee Director Plan during 1997 or 1998 and in March 1998, the Board of Directors voted to suspend the Plan. Beginning in 1998, nonemployee directors were able to elect on a annual basis to take up to 25 percent of their annual retainer fee in shares of Common Stock in lieu of cash, based on the market price of the Common Stock on the first day of the quarter following each annual meeting of stockholders.

Ownership of Common Stock

         The following table sets forth as of November 14, 2001 certain information regarding beneficial ownership of the Company's Common Stock by each stockholder known by the Company to be the beneficial owner of more than 5% or more of the outstanding Common Stock as of such date, each director, each executive officer or former executive officers of the Company named below under the caption "Executive Compensation - Summary Compensation Table," and all directors and executive officers (including such former executive officers) as a group. Unless otherwise indicated, the stockholders have sole voting and investment power with respect to shares beneficially owned by them, subject to community property laws, where applicable.

Name and Address                                 Amount and Nature              Percent of
                                                of Beneficial Ownership         Shares Owned
----------------                               ------------------------         ------------

Albert J. Fitzgibbons III...................                 -0-  (1)                      *
Bradley J. Hoecker..........................                 -0-  (1)                      *
Timothy N. Jenson...........................             123,183  (2)(3)                 1.56%
Dr. Arnold Miller...........................                 700  (4)                      *
Phoenix Acquisition Company II, L.L.C.......           5,972,847  (5)(6)                67.48%
 767 5th Avenue, 48th Floor
 New York, New York 10153
David G. Sadler.............................              31,440  (2)(7)                   *
Lawrence J. Schoenberg......................              36,558  (4)                      *
Karen A. Tallman............................              43,218  (2)(8)(9)                *
Mary C. West................................              13,613  (2)(10)
Mitchell P. Martin..........................                 350                           *
Dwight A. Steffensen........................              80,000  (11)                   1.01%
James R.Stephens............................               5,417  (2)                      *
All Directors and Executive Officers........             329,200  (2)(12)                4.10%
  as a Group (14 Persons)


*Less than 1%
(1) Each of Messrs. Fitzgibbons and Hoecker is a director or partner of certain affiliates of Phoenix Acquisition Company II, L.L.C.("Phoenix") and, therefore, may be deemed to beneficially own the 5,972,847 shares of Common. Each of Messrs. Fitzgibbons and Hoecker disclaims such beneficial ownership. The address of each of Messrs. Fitzgibbons and Hoecker is the same as that given for Phoenix.
(2) Includes shares held in the Company's 401(k) plan for the accounts of the following individuals: Mr. Jenson-4,378; Mr. Sadler-1,440;
     Ms. Tallman-12,968; Ms. West-2,988; and Mr. Stephens-4,267.

(3) Includes 17,500 shares issuable with respect to stock options exercisable within 60 days after November 14, 2001.

(4) Includes 500 shares issuable with respect to stock options exercisable within 60 days after November 14, 2001.
(5) Includes 972,847 shares of Common Stock into which the Convertible Preferred Stock beneficially owned by Phoenix is convertible within 60 days after November 14, 2001.
(6) All information regarding share ownership (except for (5) above) is taken from and furnished in reliance upon the Schedule 13D filed by Phoenix pursuant to Section 13(d) of the Securities Exchange Act of 1934. Stonington Capital Appreciation 1994 Fund, L.P. (the "Fund") is the sole member of Phoenix. Stonington Partners, L.P. ("Stonington LP") is the general partner of the Fund, and Stonington Partners, Inc. II ("Stonington II") is the general partner of Stonington LP. The Fund is managed by Stonington. The following individuals are the directors and/or officers of Stonington and Stonington II and have shared voting and dispositive powers with respect to the Common Stock held by Phoenix:
    Alexis P. Michas; James J. Burke, Jr.; Robert F. End; Albert J. Fitzgibbons III; Bradley J. Hoecker; and Shyam H. Gidumal. Stonington
    LP, Stonington II, Stonington and each of the directors and officers of Stonington II and Stonington disclaim beneficial ownership of these shares.
(7) Includes 30,000 shares issuable with respect to stock options exercisable within 60 days after November 14, 2001.
(8) Amount listed does not include
    shares of retricted stock units awarded to the following executives in the following amounts: Ms. Tallman-1,000; and Ms. West-2,500. Such restricted stock units become fully vested on August 17, 2002 or earlier if certain financial performance targets are achieved.
(9) Includes 15,250 shares issuable with respect to stock options exercisable within 60 days after November 14, 2001.
(10)Includes 10,625 shares issuable with respect to stock options exercisable within 60 days after November 14, 2001.
(11)Consists solely of shares issuable with respect to stock options exercisable within 60 days after November 14, 2001.
(12)Includes 148,000 shares issuable with respect to stock options exercisable within 60 days after November 14, 2001.

Executive Officers

         Set forth in the table below are the names, ages and offices held by all executive officers of the Company.

                         Name                         Age                   Position
                         ----                         ---                 -----------
         Traci Barnett......................           42         Vice President, Sales and Marketing
         Timothy N. Jenson..................           42         Chief Executive Officer, President, Chief
                                                                  Financial Officer and Assistant Secretary
         Karen A. Tallman...................           44         Senior Vice President, General Counsel and
                                                                  Secretary
         Ranny Thompson.....................           55         Vice President, Administration
         Allyson Vanderford.................           32         Vice President, Finance, and Treasurer
         Mary West..........................           43         Senior Vice President, Information Technology

         Executive officers of the Company are elected by and serve at the discretion of the Board of Directors. Set forth below is a brief description of the business experience for the previous five years of all executive officers except those who are also directors. For information concerning the business experience of Mr. Jenson, see "Information Regarding Nominees and the Board of Directors" above.

         Traci Barnett. Ms. Barnett joined the Company in May 2001 as its Vice President, Sales and Marketing. From 2000 to 2001, Ms. Barnett was employed by WhatzNew.com, an Internet Startup company, as its Senior Vice President of Sales. From 1992 to 2000, Ms. Barnett was empoyed by Ingram Micro where she held various positions including Director, Sales and Director, Product Management.

         Karen A. Tallman. Ms. Tallman joined the Company June 1997 as Vice President, General Counsel and Secretary. Ms. Tallman was appointed Senior Vice President in April 2001. From 1992 to 1997, Ms. Tallman was employed by CB Commercial Real Estate Group, Inc., most recently in the positions of Vice President, Secretary and Senior Counsel. Previously, Ms. Tallman was a corporate attorney for nine years at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP.

         Ranny Thompson. Ms. Thompson has been employed by the Company since 1981. From 1981 to 2000, Ms. Thompson held the position of Director, Operations. From January 2000 to January 2001, Ms. Thompson held the position of Senior Director, Strategic Operations and in January 2001, Ms. Thompson was promoted to Vice President, Administration and Operations.

        Allyson Vanderford. Ms. Vanderford joined the Company in April 1998 as manager of financial planning and analysis. In December 1999 she was promoted to the position of Director of financial planning and analysis and in April 2001, she was appointed Vice President, Finance and Treasurer. From September 1995 to April 1998, Ms. Vanderford was employed by the auditing firm of Deloitte & Touche, LLP where she held the positions of staff accountant and senior accountant. From August 1992 to July 1995, Ms. Vanderford was employed by the Company in various positions, including Senior Staff Accountant and General Accounting Supervisor.

         Mary C. West. Ms. West joined the Company in November 1992 as Director of Information Services. In 1995 she was promoted to the position of Vice President, Information Technology. In 2000, Ms. West was promoted to the position of Senior Vice President, Information Technology. From 1990 to 1992, Ms. West was employed by Nissan Motor Corporation where she held the position of Business Consultant.

Executive Compensation

         Summary Compensation Table

         The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the persons who served as Chief Executive Officer of the Company during 2000, the four other most highly compensated executive officers of the Company in 2000 and one executive officer of the Company for whom disclosure would have been provided had she been an executive officer of the Company as of December 31, 2000.

                                                                              Long Term
                                                                       Compensation Awards(1)          All Other
Name and                                  Annual Compensation    Restricted Stock                     Compensation
                                                                                 -
Principal Position             Year       Salary($) Bonus($)     Awards($)(2)       SARs/Options(#)      ($)(3)
------------------             ----       ------------------     ------------------ ---------------      ------
Timothy N. Jenson            2000(4)      298,076     125,000             -0-            10,000             5,100
  Chief Executive            1999         272,115         -0-             -0-               -0-             4,800
Officer, President           1998         199,423      70,625             -0-               -0-             4,800
and Assistant
Secretary

Karen A. Tallman             2000         196,153       3,110             -0-             1,000             5,100
  Senior Vice                1999         185,000       3,399          16,875               -0-             4,800
President,                   1998         160,000      35,000             -0-               -0-             4,800
General Counsel
and Secretary

Mary C. West                 2000         213,846       6,700             -0-             2,500             5,100
  Senior Vice President,     1999         199,230      32,726          25,312               -0-             4,800
  Information Technology     1998         160,000      63,488             -0-               -0-             4,800

Mitchell P. Martin           2000(5)      188,702       3,871             -0-             5,000               -0-
  President, Merisel Canada  1999          87,719      19,500          25,312               -0-               -0-
  Inc.                       1998          77,090      42,085             -0-               -0-               -0-

David G. Sadler              2000(6)      242,307     100,000             -0-            30,000             5,100
  Former Chief               1999             -0-         -0-             -0-               -0-               -0-
Executive Officer,           1998             -0-         -0-             -0-               -0-               -0-
Chief Operating
Officer and President

Dwight A. Steffensen         2000(7)      440,903         -0-             -0-            22,500           402,620
  Former Chairman of the     1999         505,000         -0-             -0-               -0-             2,478
  Board of Directors, Chief  1998         505,000     378,750             -0-               -0-         1,802,365
  Executive Officer and
  President

James R. Stephens            2000(8)      208,653       5,741             -0-             5,000             5,100
  President, U.S.            1999         169,615       6,703          42,187               -0-             4,800
  Distribution               1998         161,145      44,125             -0-               -0-             4,800

(1) The amounts listed reflect a one-for-ten reverse stock split that was effective on February 14, 2001.
(2) On August 18, 1999 the Board of Directors approved an award of restricted stock units to certain individuals. Such restricted stock units vest on August 17, 2002 or earlier if certain financial targets are achieved. The amounts listed for 1999 represent the value of restricted stock units at the date of grant. The aggregate number and value of the restricted stock units held by the above named individuals as of December 31, 2000 was as follows: Karen A. Tallman - 1,000 ($1,562); Mary C.West - 2,500 ($3,905);
     Mitchell P. Martin - 1,500 ($2,343); and James R. Stephens - 2,500
     ($3,905).

(3) Includes amounts contributed by the Company to the Company's 401(k) plan as follows: Mr. Jenson - $5,100 in 2000, $4,800 in 1999, and $4,800 in 1998;
     Ms. Tallman - $5,100 in 2000, $4,800 in 1999, and $2,815 in 1998; Ms. West
     - $5,100 in 2000, $4,800 in 1999 and $4,800 in 1998; Mr. Sadler - $5,100 in
     2000; and Mr. Stephens - $5,100 in 2000, $4,800 in 1999, and $4,800 in
     1998. Includes premiums paid by the Company on behalf of Mr. Steffensen for term life insurance coverage pursuant to his employment agreement with the Company as follows: $2,620 in 2000, $2,478 in 1999 and $2,365 in 1998. For
     Mr. Steffensen, the amount listed for 1998 also includes payment of $1,800,000 to Mr. Steffensen pursuant to the terms of his employment agreement with the Company, which amounts were payable by reason of the change of control that occurred in December 1997, and the amount listed for 2000 includes payment of $400,000 to Mr. Steffensen pursuant to the terms of his agreement entered into with the Company in connection with the termination of his employment.
(4)  Mr. Jenson was appointed Chief Executive Officer and President April 1,
     2001.
(5) Mr. Martin's employment was terminated in July 2001 in connection with the sale of the Company's subsidiary Merisel Canada to Synnex Information Technologies, Inc.
(6) The employment of Mr. Sadler commenced on July 17, 2000 and continued through March 31, 2001.
(7) Mr. Steffensen's employment was terminated in August 2000 but he remained on the Company's payroll until October 31, 2000.
(8)  Mr. Stephen's employment was terminated in July 2001.

Options in 2000

     The following tables summarize stock option grants and exercises during 2000 to or by the persons named under "Summary Compensation Table" above and the value of the options held by such persons at the end of 2000. The amounts listed in such tables reflect a one-for-ten reverse stock split that was effective on April 14, 2001.

                                            Stock Option Grants in 2000

                                                   Individual Grants
                                ---------------------------------------------------------

                                   Number of      Percent of                             Potential Realizable Value
                                   Securities    Total Options                           at Assumed Annual Rates of
                                   Underlying     Granted to    Per Share               Stock Price Appreciation for
                                    Options        Employees     Exercise   Expiration       Option Term($)(2)
              Name                 Granted(#)(1)   in 2000(%)     Price($)      Date        5%($)          10%($)
             ------               -------------- ------------   ---------- ------------ ----------------------------
Timothy N. Jenson...............     10,000          5.87         22.18       3/01/10      139,512       343,568
Karen A. Tallman................     1,000            .59         22.18       3/01/10      13,951        34,356
Mary C. West....................     2,500           1.46         22.18       3/01/10      34,878        85,892
Mitchell P. Martin..............     5,000           2.94         22.18       3/01/10      69,756        171,784
David G. Sadler.................     30,000          17.61        17.50       8/09/05      -0-(3)        -0-(3)
Dwight A. Steffensen............     22,500          13.21        22.18       3/01/10      313,902       773,028
James R. Stephens...............     5,000           2.94         22.18       3/01/10      69,756        171,784
----------

(1) The options become vested and exercisable annually in increments of 25 percent on the anniversary of the grant date with the exception of the shares granted to Mr. Sadler, which were 100 percent vested and exercisable on the date of grant.

(2) Potential realizable value is determined by taking the market value per share on the date of grant and applying the stated annual appreciation rate compounded annually for the remaining term of the option, subtracting the exercise price at the end of that period and multiplying that number by the number of options granted. Actual gains, if any, recognized by a named executive officer are dependent on the future performance of the Common Stock and on overall market conditions. There can be no assurance that the potential realizable values reflected in this table will be achieved.

(3) Because the market value on the date of grant was significantly below the exercise price, the calculation of the potential realizable value results in negative numbers of -$273,806 at a 5% rate of appreciation and -$207,858 at a 10% rate of appreciation.

                       Aggregated Option Exercises in 2000
                      and Value of Options at 2000 Year End

                                                  Number of Securities                 Value of Unexercised
                              Shares             Underlying Unexercised               In-the-Money Options at
                            Acquired on      Options at Fiscal Year End (#)           Fiscal Year End ($)(1)
                                                                                      ----------------------
           Name            Exercise (#)     Exercisable        Unexercisable       Exercisable     Unexercisable
           ----            ------------     -----------        -------------       -----------     -------------
Timothy N. Jenson........       -0-             15,000              10,000              ---              ---
Karen A. Tallman.........       -0-             13,125               2,875              ---              ---
Mary C. West.............       -0-             10,000               2,500              ---              ---
Mitchell P. Martin.......       -0-              7,000               5,000              ---              ---
David G. Sadler..........       -0-             30,000                 ---              ---              ---
Dwight A. Steffensen.....       -0-             80,000                 ---              ---              ---
James R. Stephens........       -0-             14,999               5,000              ---              ---
----------

(1)  The fair market value of the Common Stock as of December 29, 2000 was
     1.562. No unexercised options had an exercise price less than such value.

         Compensation Committee Interlocks and Insider Participation

         The members of the Compensation Committee of the Board of Directors, who are appointed by the Board of Directors, are Messrs. Fitzgibbons and Schoenberg and Dr. Miller.

         Compensation Committee Report on 2000 Executive Compensation

         The Compensation Committee (the "Committee") of the Board of Directors is currently comprised of Messrs. Fitzgibbons and Schoenberg and Dr. Miller. The Committee is authorized to make recommendations to the Board of Directors concerning the compensation of the Company's Chief Executive Officer, to determine the compensation of the Company's President, Chief Operating Officer, Chief Financial Officer and other executive officers, to approve on an annual basis the Company's management bonus plan and to make grants of stock options and other stock-related incentive compensation awards. In 2000, the Board of Directors approved all of the Committee's recommendations regarding executive compensation, as submitted. Additionally, each member of the Board of Directors who is also an executive officer does not participate when the Board of Directors reviews his compensation.

         As required by rules designed to enhance the disclosure of Merisel's executive compensation policies and practices, the following is the Committee's report addressing the compensation of the Company's executive officers for 2000.

         Compensation Policy. The Company's executive compensation policy is designed to establish an appropriate relationship between executive pay and the Company's annual performance, its long-term objectives, and its ability to attract and retain qualified executive officers. The Committee attempts to achieve these goals by integrating competitive annual base salaries with (a) bonuses based on corporate performance and on the achievement of internal strategic objectives and (b) stock options or other stock-based incentive awards through the Company's stock option and similar plans. The Committee believes that cash compensation in the form of salary and bonus provides Company executives with short-term rewards for success in operations, and that long-term compensation through the award of stock options or other stock-based awards encourages growth in management stock ownership, which in turn leads to the expansion of management's stake in the long-term performance and success of the Company.

         Base Salary and Bonuses. The base salary levels of executive officers in 2000 were not increased as part of an across-the-board salary increase, however, certain executives received salary increases that primarily consisted of merit increases, increases in connection with a promotion or increases based on a review of salaries being paid for similar positions in the industry. The compensation of newly hired executives is generally determined based upon the individual's previous experience and industry standards for compensation paid to employees with comparable responsibilities.

         In January 2000, the Committee approved the Merisel, Inc. 2000 Management Incentive Plan (the "Incentive Plan"). The Incentive Plan is an annual plan that provides for quarterly advances for participants against annual earned bonuses, except that payments to individuals at the Senior Vice President or higher level are annual and payments to Vice Presidents are semi-annual. The Incentive Plan provides for payout "pools" that are calculated for each major business unit based on achievement of planned business unit net income or, for corporate participants, planned consolidated net income. The Incentive Plan provides that no bonuses will be paid unless the Company is profitable on a consolidated basis. Because the Company was not profitable during 2000, no bonuses were payable under the Incentive Plan.

         Stock Options. The Company has adopted a long-term incentive compensation strategy to provide incentives and reward management's contribution to the achievement of long-term Company performance goals, as measured by the market value of the Common Stock. In determining the amount of option grants to an individual, the Committee considers, among other things, the level of responsibility, position, contribution and anticipated performance requirements of such individual as well as prior grants to such individual and grants to individuals in comparable positions. During 2000 the executive officers named in the table appearing under the caption "Executive Compensation Summary Compensation Table" were granted stock options as well as other members of management.

         Compensation of Chief Executive Officer. The annual base salary for Mr. Steffensen throughout his employment as chief executive officer was $505,000, which is comparable to the compensation of the prior chief executive officer. Prior to entering into an employment agreement with Mr. Steffensen, the Company engaged an executive compensation consultant to conduct a study to assess the entire compensation package offered to Mr. Steffensen and to determine if the compensation package was reasonable and competitive with current industry standards for executives in similar positions. Pursuant to the terms of his employment agreement with the Company, based on the Company's financial results, Mr. Steffensen was not entitled to receive any bonuses during 2000. Following the termination of Mr. Steffensen's employment in August 2000, the Board of Directors approved the terms of a waiver and release agreement between the Company and Mr. Steffensen that provided that (i) the Company would keep Mr. Steffensen on its payroll through October 31, 2000 at his regular base salary,
(ii) the Company would make a lump sum payment to Mr. Steffensen equal to $400,000 and (iii) the period during which Mr. Steffensen would be entitled to exercise his vested stock options would be extended from August 7, 2000 to February 7, 2003.

         In August 2000, the Board of Directors of the Company approved the terms of Mr. Sadler's compensation as chief executive officer, which included base salary of $300,000 for six months of employment and a bonus potential of $300,000 if certain conditions were met, $100,000 of which was guaranteed. Additionally, Mr. Sadler received a signing bonus of $100,000 upon the commencement of his employment by the Company and vested options to purchase 30,000 shares of common stock at an exercise price of $17.50 per share with a five-year term. The Board established Mr. Sadler's compensation based on its belief that it was competitive for chief executive officers in similar situations.

         Corporate Tax Deduction on Compensation. To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Committee considers the anticipated tax treatment to the Company and to the executives of various compensation. Some types of compensation and their deductibility depend upon the timing of an executive's vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws also affect the deductibility of compensation. To the extent reasonably practicable and to the extent it is within the Committee's control, the Committee intends to limit executive compensation in ordinary circumstances to that deductible under Section 162(m) of the Internal Revenue Code of 1986. In doing so, the Committee may utilize alternatives (such as deferring compensation) for qualifying executive compensation for deductibility and may rely on grandfathering provisions with respect to existing contractual commitments.

                            Albert J. Fitzgibbons III
                                Dr. Arnold Miller
                             Lawrence J. Schoenberg

         Stock Price Performance Graph

         The following graph compares the total cumulative stockholder return on the Common Stock from December 31, 1995 to December 31, 2000 to that of the Standard & Poor's MidCap Index, an index that includes 400 companies with a total capitalization of $83,747,307,664 billion as of December 31, 2000, and (b) a combination, assuming investment on a weighted average basis, of the Standard & Poor's Computer Systems Index and the Standard & Poor's Computer Software & Services Index over the same period. The graph assumes that the value of an investment in Common Stock and in each such index was $100 on December 31, 1995, and that all dividends have been reinvested. Cumulative total stockholder return consists of change in stock price and cumulative dividends, assuming dividend reinvestment.


[GRAPHIC OMITTED]


Employment and Change of Control Arrangements

         The Company has entered into a retention agreement with Mr. Jenson, effective as of April 1, 2001. Pursuant to this retention agreement, Mr. Jenson will serve as the Chief Executive Officer and President of the Company with an annual base salary of $400,000. In addition, the retention agreement provides that Mr. Jenson will be entitled to certain bonus payments based upon the achievement of specified objectives that relate to the generation of cash. The Company will have no obligation to retain or continue Mr. Jenson as an employee and his employment status as an "at-will" employee of the Company is not affected by the retention agreement. If Mr. Jenson's employment with the Company is terminated for any reason other than as a result of (i) termination for Cause (as defined in the agreement), (ii) death or permanent disability, or (iii) Mr. Jenson's resignation without Good Reason (as defined in the agreement), the Company will pay Mr. Jenson a lump sum payment equal to his annual base salary and an amount equal to any unpaid bonuses and the Company will reimburse Mr. Jenson for the cost of his COBRA payments for the twelve-month period following his termination.

         In August 2000, the Company entered into a bonus agreement that provided for the payment of the following bonuses to Mr. Jenson, provided that Mr. Jenson was an employee of the Company at the time such amounts were payable:
$100,000 upon completion of the sale or accounts receivable refinancing of the Company's Merisel Open Computing Alliance business; $100,000 upon completion of the sale, restructuring and/or winding down in all material respects of its U.S. distribution business; and $50,000 upon achievement of quarterly profitability for the Company's Canadian distribution business or upon completion of the sale and/or winding down in all material respects of that business. Mr. Jenson has received aggregate payments of $200,000 under the bonus agreement, which has been superseded by the retention agreement described above.

         In August 2000, the Company entered into a retention agreement with Ms. Tallman, which provides that if Ms. Tallman's employment is terminated other than as a result of (i) "Termination for Cause" (as defined in the agreement),
(ii) her death or permanent disability or (iii) her resignation without "Good Reason" (as defined in the agreement), the Company will pay Ms. Tallman an amount equal to one times Ms. Tallman's annual base salary, to be paid over a period of 52 weeks in accordance with the Company's standard payroll practices. If such amount is payable, the retention agreement requires the Company to reimburse Ms. Tallman for any COBRA continuation payments she makes under the Company's health plans for one year following the termination of her employment. The agreement also provides for the payment of a $50,000 bonus to Ms. Tallman upon completion of the sale of the Company's Merisel Open Computing Alliance business and a $50,000 bonus upon the completion of the sale, restructuring and/or winding down in all material respects of its U.S. Distribution business, which amounts have been paid to Ms.Tallman.

         In September 2000, the Company entered into a retention agreement with Ms. West, which provides that if Ms. West's employment is terminated other than as a result of (i) "Termination for Cause" (as defined in the agreement), (ii) her death or permanent disability or (iii) her resignation without "Good Reason" (as defined in the agreement), the Company will pay Ms. West an amount equal to one times Ms.West's annual base salary, to be paid over a period of 52 weeks in accordance with the Compnay's standard payroll practices. If such amount is payable, the retention agreement requires the Company to reimburse Ms. West for any COBRA continuation payments she makes under the Company's health plans for one year following the termination of her employment. The agreement also provides for the payment of a $100,000 bonus to Ms. West upon the earlier of (i) the date on which to Company ceases providing services to Midrange Open Computing Alliance, Inc. (formerly Merisel Open Computing Alliance, Inc.) and
(ii) June 1, 2001, which amount has been paid to Ms. West.

         In August 2000, the Board of Directors of the Company approved the terms of Mr. Sadler's compensation, which included base salary of $300,000 for six months of employment, a bonus potential of $300,000 if certain conditions were met, $100,000 of which was guaranteed, and received a signing bonus of $100,000 upon the commencement of his employment by the Company. In addition, following termination of his employement as chief executive officer, Mr. Sadler was paid $50,000 for consulting services to be provided to the Company.

         In November 2000, the Company entered into a waiver and release agreement with Dwight A. Steffensen, former chairman of the board and chief executive officer, which provided that (i) the Company would keep Mr. Steffenson on its payroll through October 31, 2000 at Mr. Steffensen's base salary in effect in August 2000, (ii) the Company would make a lump sum payment to Mr. Steffensen equal to $400,000; and (iii) the period during which Mr. Steffensen is entitled to exercise his vested stock options would be extended from August 7, 2000 to February 7, 2003.

         In August 2000, the Company entered into a retention agreement with Mr. Stephens which provides that if Mr. Stephens' employment is terminated other than as a result of (i) "Termination for Cause" (as defined in the agreement),
(ii) his death or permanent disability or (iii) his resignation without "Good Reason" (as defined in the agreement), the Company will pay Mr. Stephens an amount equal to one times Mr. Stephens' annual base salary, to be paid over a period of 52 weeks ("Severance Payments") in accordance with the Company's standard payroll practices. If such amount is payable, the retention agreement requires the Company to reimburse Mr. Stephens for any COBRA continuation payments he makes under the Company's health plans for one year following termination of his employment. The agreement also provides for the payment of a $100,000 bonus to Mr. Stephens upon completion of the sale, restructuring and/or winding down in all material respects of its U.S. distribution business, which amount has been paid to Mr. Stephens. As a result of Mr. Stephen's termination of employment by the Company, the Company is making Severance Payments to Mr. Stephens.

Certain Relationships and Related Transactions

         Merisel has entered into Indemnity Agreements with some of its directors and executive officers, which agreements require Merisel, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers, employees or agents of Merisel (other than liabilities arising from conduct in bad faith or which is knowingly fraudulent or deliberately dishonest), and, under certain circumstances, to advance their expenses incurred as a result of proceedings brought against them.

         In 1999, the Company made an interest-free loan to Mr. Jenson in the amount of $65,000 for the sole purpose of purchasing shares of the Company's common stock. The terms of the loan provided for the entire principal amount to be forgiven on the earlier of (i) the date the Company released its earnings for fiscal year 1999, provided that the Company's pre-tax net income equaled at least a specified amount, and (ii) March 2, 2001. The terms of the loan also provided for the entire principal amount to be forgiven upon termination of Mr. Jenson's employment by the Company other than as a result of termination for cause or resignation by Mr. Jenson without good reason (each as defined in the severance agreement between the Company and Mr. Jenson). The loan was forgiven on March 2, 2001 in accordance with its terms.

         In June 2000, Phoenix, which owns approximately 67% of the Company's outstanding common stock, purchased 150,000 shares of Convertible Preferred issued by the Company for an aggregate purchase price of $15 million. The Convertible Preferred Stock provides for an 8% annual dividend payable in additional shares of Convertible Preferred Stock and is convertible into the Company's common stock at a per share conversion price of $17.50 per share.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Exchange Act requires the Company's executive officers and directors to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of all such reports they file. Based on its review of the copies of such reports received by it and on written representations from such persons, the Company believes that, during 2000, all filing requirements applicable to its directors and executive officers were complied with, except Albert J. Fitzgibbons III and Bradley J. Hoecker inadvertently failed to file Form 4 reporting the purchase of 150,000 shares of Preferred Stock of the Company.

                          RELATIONSHIP WITH AND FEES OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Company has appointed Deloitte & Touche LLP, certified public accountants, to continue as the Company's auditors and to audit the books of account and other records of the Company for the fiscal year ending December 31, 2001. Deloitte & Touche LLP has audited the Company's financial statements since 1981. A representative of that firm is expected to be present at the Annual Meeting with the opportunity to make a statement if such representative desires to do so and is expected to be available to respond to appropriate questions. The Company has been advised that neither such firm, nor any of its partners or associates, has any direct or indirect financial interest in or any connection with the Company other than as accountants and auditors.

         The aggregate fees billed for services rendered by Deloitte & Touche LLP during the fiscal year ended December 31, 2000 are as follows:

    Audit Fees                                                       $ 694,008
    Financial Information System Design and Implementation Fees           -0-
    All Other Fees                                                     255,808
                                                                     ---------
                Total                                                $ 949,816

         The Audit Committee has considered whether Deloitte & Touche LLP's provision of the services covered under the caption "All Other Fees" above is compatible with maintaining Deloitte & Touche LLP's independence. All other fees above consists primarily of fees for tax compliance and accounting consultative services. Audit fees include fees for the audit of the Company's consolidated annual financial statement and for the review of quarterly financial statements.

                                  OTHER MATTERS

         Management does not know of any other matters to be presented at the Annual Meeting. If other matters do properly come before the Annual Meeting, it is intended that the persons named in the proxy will vote on them in their discretion.

         In order to be included in the proxy statement and proxy card relating to the Company's 2002 Annual Meeting of Stockholders, stockholder proposals must be received at the Company's executive offices at 200 Continental Boulevard, El Segundo, California 90245, addressed to the attention of the General Counsel, in a reasonable time before the Company mails its proxy materials related to such meeting and will be considered untimely if not received by such time. For proposals that are not received in a timely manner, the proxies solicited by the Board of Directors will confer discretionary authority to vote on any such proposal.

Annual Report on Form 10-K

         The Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (without exhibits thereto) has been mailed with this Proxy Statement. The Company will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to Investor Relations, Merisel, Inc., 200 Continental Boulevard, El Segundo, California 90245.


                                        By Order of the Board of Directors



                                        Karen A. Tallman
                                        Secretary

El Segundo, California
November 27, 2001

                                                                 Appendix A


                                  MERISEL, INC.
                            AUDIT COMMITTEE CHARTER

PURPOSE
-------
         The primary purposes of the Audit Committee are to assist the Board of Directors in fulfilling its oversight responsibilities relating to the Company's accounting, auditing, internal controls and financial reporting practices. The Audit Committee is to serve as a vehicle for communication between the Board of Directors and the Company's public accountants, internal auditors, legal counsel and management as their duties relate to financial accounting, reporting and controls.

         The Audit Committee shall meet at least four times per year and as many other times as the Committee deems necessary to fulfill its oversight responsibilities and shall report to the Board of Directors on a periodic basis concerning the Committee's activities. One member of the Audit Committee shall be designated to serve as Chairman. The Chairman shall be responsible for leadership of the Committee, including scheduling and presiding over meetings, preparing agendas, and making regular reports to the Board of Directors.


MEMBERSHIP
----------
         The Audit Committee shall be composed of at least three members. The composition of the Audit Committee shall meet the requirements of Nasdaq.


DUTIES AND RESPONSIBILITIES
---------------------------
         The Audit Committee shall have the following duties and responsibilities:

1. Evaluate, together with the Board of Directors and management, the performance of the Company's public accountants and, if determined appropriate by the Committee and the Board of Directors, replace such public accountants. The Company' public accountants ultimately are accountable to the Board of Directors and the Audit Committee.

2. Monitor the independence of the Company's public accountants by ensuring its receipt from the accountants of a formal written statement delineating all relationships between the accountant and the Company, consistent with ISB Standard No. 1, and actively engaging in a dialogue with the accountant with respect to such relationships or services that may impact the objectivity and independence of the accountants; and take, or recommend that the Board of Directors take, any other appropriate action to oversee the independence of the public accountants.

3. Review the public accountants' compensation and the proposed terms of its engagement.

4. Recommend any change in staffing of the Company's internal audit department.

5. Review the results of each audit by the public accountants, including any qualifications in the public accountants' opinion, any related management letter, management's responses to recommendations made by the public accountants in connection with the audit, and reports submitted to the Audit Committee by the internal audit department that are material to the Company as a whole and management's responses to those reports, and make such recommendations to the Board of Directors as the Committee deems appropriate.

6. Review the Company's annual financial statements and any significant disputes between management and the public accountants that arose in connection with the preparation of those financial statements.

7. Issue annually a report to be included in the Company's proxy statement as required by the rules of the Securities and Exchange Commission.

8. Discuss with a representative of management and the public accountants: (1) the interim financial information contained in the Company's Quarterly Report on Form 10-Q prior to its filing,
              (2) the earnings announcement prior to its release (if practicable), and (3) the results of the review of such information by the public accountants.

9. Consider, in consultation with the public accountants, the Company's senior internal auditor and management, the adequacy of the Company's internal financial controls and whether these controls are designed to provide reasonable assurance that the Company's publicly reported financial statements are presented fairly in conformity with generally accepted accounting principles.

10. Meet periodically with management to review the Company's major financial and legal risk exposure and with the Company's General Counsel and outside counsel when appropriate to discuss legal matters that may have a significant effect on the Company's financial statements.

11. Review potential conflict of interest situations as the Committee deems appropriate.

12.           Review and reassess this charter annually.


AUTHORIZATION

         Except as limited by the Delaware General Corporation Law and the Company's By-Laws, the Audit Committee shall have and may exercise all of the authority of the Board of Directors for the limited purpose of carrying out the Committee's duties and responsibilities set forth above.

                                   PROXY FORM

                                  MERISEL, INC.
                            200 Continental Boulevard
                             El Segundo, California

This Proxy is Solicited on Behalf of the Board of Directors of MERISEL, INC.

         The undersigned stockholder of Merisel, Inc., a Delaware corporation, acting under the Delaware General Corporation Law, hereby constitutes and appoints Timothy N. Jenson and Karen A. Tallman, and each of them, the attorneys and proxies of the undersigned, each with the power of substitution, to attend and act for the undersigned at the Annual Meeting of Stockholders of said corporation to be held on December 20, 2001, 10:00 a.m. at 200 Continental Boulevard, El Segundo, California, and at any adjournments thereof, and to vote, as follows:

The Board of Directors recommends a vote FOR all nominees listed in Proposal No. 1.

PROPOSAL NO. 1: To elect two Class I directors to the Board of Directors for terms expiring in 2004.

/X/  FOR ALL NOMINEES       /  / AGAINST ALL THE    /  / ABSTAIN TO VOTE FOR THE
       LISTED BELOW (EXCEPT     NOMINEES LISTED BELOW    NOMINEES LISTED BELOW
       AS INDICATED BELOW)

                          Albert J. Fitzgibbons III
                           Lawrence J. Schoenberg

Instructions: To withhold authority to vote for any individual nominee write in that nominee's name in the space provided:


         Said attorneys and proxies, and each of them, shall have the powers which the undersigned would have if acting in person. The undersigned hereby revokes any other proxy to vote at such Meeting and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. Said proxies, without hereby limiting their general authority, are specifically authorized to vote in accordance with their best judgment with respect to matters incident to the conduct of the Meeting; matters presented at the Meeting but which are not known to the Board of Directors at the time of the solicitation of ther Proxy; and with respect to the election of any person as a director if a bona fide nominee for that office is named in the Proxy Statement and such nominee is unable to serve or for good cause will not serve.

   ---------------------------------------------------------------------------

         A majority of the above-named proxies present at said Meeting, either in person or by substitute (or if only thereof shall be present and acting, then that one), shall have and exercise all powers of said proxies hereunder. This proxy will be voted in accordance with the choices specified by the undersigned on the other side of this proxy. IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED HEREON, THEIR PROXY WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL NO. 1.

        The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement relating to the Meeting and a copy of the Company's Annual Report on Form 10-K.





_________________________________
Signature of Stockholder

Dated:________________, 2001



_________________________________
Signature of Stockholder

Dated:________________, 2001

Important: In signing the proxy, please sign your names on the signature lines in the same way as it is stenciled on the proxy. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such.
EACH JOINT TENANT SHOULD SIGN.